EXHIBIT 1

August 15, 2012

CLAL BIOTECHNOLOGY INDUSTRIES LTD.
Hogi Tower, 12A Abba Hillel Silver Street
Ramat Gan 52506, Israel

Gentlemen,

     Pursuant to Rule 13d-1(k)(1)(iii) promulgated under the Securities Exchange Act of 1934, as amended, each of the undersigned hereby agrees that CLAL BIOTECHNOLOGY INDUSTRIES LTD. ("Clal Biotechnology") may file as necessary on behalf of the undersigned with the Securities and Exchange Commission a Schedule 13G or Schedule 13D and any amendments thereto in respect of shares of BIOCANCELL LTD. purchased, owned or sold from time to time by the undersigned.

     Clal Biotechnology is hereby authorized to file a copy of this letter as an exhibit to said Schedule 13D or Schedule 13G or any amendments thereto.

Very truly yours, /s/ CLAL INDUSTRIES AND INVESTMENTS LTD. CLAL INDUSTRIES AND INVESTMENTS LTD.

A g r e e d:

/s/ CLAL BIOTECHNOLOGY INDUSTRIES LTD.
CLAL BIOTECHNOLOGY INDUSTRIES LTD.